FOR IMMEDIATE RELEASE
Harley-Davidson Sharpens Focus and Reignites Culture;
Delivers Best Third Quarter Net Income Since 2015
MILWAUKEE (October 27, 2020) – Harley-Davidson, Inc. (“Harley-Davidson”) (NYSE:HOG) today announced further progress implementing The Rewire, a critical overhaul of its business, setting a strong foundation for the company including a new operating model that realigns the organization for performance, reduces costs and sharpens focus on profitable products and markets. The end of The Rewire will be the foundation for The Hardwire, the company’s forthcoming 5-year strategic plan (2021-2025), to deliver profitable growth and shareholder value based on expanding the desirability of Harley-Davidson. Harley-Davidson also reported third quarter 2020 financial results, including the strongest third quarter net income since 2015, reflecting initial positive impacts of The Rewire efforts.
“We have driven significant progress across each key element of The Rewire playbook, and we believe the positive changes we have executed are setting our course for a winning future,” said Jochen Zeitz, chairman, president and CEO, Harley-Davidson. “We have started on our journey to become a high-performance company where business structure, leadership principles and our culture are all aligned. The platform we are creating will support the work ahead as we continue to develop and execute our new 5-year strategic plan, The Hardwire.”
Driving A High-Performance Culture
Harley-Davidson is evolving its culture to drive a high-performing, winning organization. The company is ramping up the competitive spirit of its employees and dealers to promote the heritage and value of the Harley-Davidson brand. Earlier this year, the company revealed a new vision and mission that are guiding and defining the company’s roadmap.
Vision: Building our legend and leading our industry through innovation, evolution and emotion.
Mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul.
The Rewire
The Rewire efforts to date have strengthened the company’s focus on customers and dealers and reinforced desirability for the company’s brand and products, setting the foundation for its 2021-2025 strategic plan.
Highlights as of end the Third Quarter:
•$250 million cash savings including SG&A and capital reductions expected in 2020
•$115 million annual savings from restructuring actions taken expected starting in 2021
•$3.6 billion cash and cash equivalents compared to $862 million in 2019
•$1.1 billion of cash generated from operating activities compared to $849 million in 2019
•Global dealer inventory down over 30 percent compared to third quarter 2019
•2020 motorcycles selling at full MSRP (avg. U.S. during the third quarter)
•Used Harley-Davidson prices up significantly (U.S.)
Progress made across all five key elements of The Rewire include:
New Operating Model: Reduced Complexity and Increased Speed
The company’s new operating model eliminated duplication and complexity across global operations, resulting in significant expected ongoing SG&A savings and vast improvements in agility and efficiency.
The company also refreshed the leadership structure and team with most of the leaders being new to their roles and many bringing new perspectives and capabilities from outside the company.

Reset Global Business and Focus on High-Potential Markets
Harley-Davidson plans to concentrate on approximately 50 markets, primarily in North America, Europe and parts of Asia Pacific, that represent a high percentage of the company’s expected volume and growth potential. The company’s international business has been significantly reset and refocused with investment and resources aligned with projected market potential. Under the new participation model, approximately:
•36 highest potential markets will remain, with the resources and autonomy within a clearly defined framework, to best drive growth and profitability.
•17 markets will transition to more cost-effective distributor models. This includes India, where Hero MotoCorp will be the exclusive Harley-Davidson distributor and licensed to develop and sell a range of Harley-Davidson motorcycles.
•39 markets will be exited due to volume, profitability or potential that does not support continued investment.
Refined Motorcycle Line-Up and High-Impact Product Launches
The company has streamlined its planned product portfolio by 30 percent and overhauled launch timing and go-to-market practices for maximum impact and success.
Highlights of the new approach include:
•Further streamlining - eliminating optional offerings in the product portfolio with low customer uptake
•Sharper focus – reducing complexity and directing resources toward the highest priority and core stronghold products
◦Priority – Deliver Harley-Davidson’s first Adventure Touring motorcycle in 2021
◦Outsource – New venture created for eBicycles with minority equity participation for Harley-Davidson; marketed as Serial 1, Powered by Harley-Davidson
•Seasonal alignment – Plans underway for a virtual, new model year launch for dealers and consumers in first quarter (shifted from August to be closer to the start of the riding season)
•Marketing that drives desirability – The company executed new marketing campaigns featuring Jason Momoa and Ewan McGregor and Charley Boorman, stars of The Long Way Up, generating significant leads and growing awareness, excitement and desirability for the Harley-Davidson brand and products.
◦500 million+ views of ‘United We Will Ride’ video by Jason Momoa
◦56 million+ views of The Long Way Up trailer
◦92,000 visits to The Long Way Up page on H-D.com
◦105 million+ positive media impressions of Long Way Up
Growth through Parts & Accessories (P&A) and General Merchandise (GM)
To drive growth, Harley-Davidson established new business units for P&A and GM that enable each to invest resources to establish new channel strategies and better product assortments.
P&A Strategy
•Better leverage opportunity to inspire riders through customization
•Synergize with motorcycle product strategy
•Improve pricing and inventory strategy; reduce SKUs by 15 percent for 2021
•Enhance training and field support to drive sales growth
GM Strategy
•Realign product in critical categories; build category management plans
•Reestablish design principles centered around authenticity, brand heritage and quality
•Sharpen focus on most profitable SKUs; reduce SKUs by 25 percent for 2021
Protecting Value
The company is operating with a remodeled approach to supply and inventory management with a focus on a powerful dealer network to better preserve the value and desirability of Harley-Davidson motorcycles for customers. Some initial outcomes of this approach as of the end of the third quarter include:
•Reduced price gap between new and used Harley-Davidson motorcycles in the U.S.
•Global dealer inventory down over 30 percent
•Essentially eliminated promotions and discounting with a focus on brand building
A strong network of profitable dealers is essential to delivering the most desirable Harley-Davidson experience. The company continues to optimize its network to strengthen priority markets and provide an improved and integrated customer experience.

COVID-19 Response and Recovery
The company continues to proactively manage its business through the pandemic and has maintained robust protocols to keep workers safe in its factories. Most non-production workers will continue to work from home at least until the end of the year.
Included in the company’s broad cost and cash savings measures are SG&A reductions, curtailed capital spending, suspended discretionary share repurchases and a prudent approach to dividend payments. The company will pay a fourth quarter cash dividend of $0.02 per share, in line with its second and third quarter dividends. The dividend is payable December 18, 2020 to the shareholders of record of the company’s common stock as of December 4, 2020.
The company has also maintained its strong liquidity position with $4.7 billion in liquidity at the end of the quarter.
Third Quarter 2020 Results
Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	3rd quarter			9 months
	2020	2019	Change	2020	2019	Change
Revenue	$1,166	$1,273	(8)%	$3,329	$4,290	(22)%
Net Income	$120	$87	39%	$98	$410	(76)%
GAAP Diluted EPS	$0.78	$0.55	42%	$0.64	$2.58	(75)%
Adjusted Diluted EPS	$1.05	$0.70	50%	$1.22	$3.14	(61)%
Net income in Q3 2020 was $120 million, up 39 percent over prior year and the highest Q3 result since 2015. Q3 results reflect the actions taken in the third quarter under the company’s The Rewire effort. Q3 GAAP diluted EPS was $0.78 versus $0.55 in Q3 2019. Excluding restructuring plan costs and the impact of tariffs, adjusted Q3 diluted EPS was $1.05 versus $0.70 in Q3 2019.
Retail Motorcycle Sales

Motorcycles (thousands)	3rd quarter			9 months
	2020	2019	Change	2020	2019	Change
U.S.	31.3	34.9	(10)%	86.4	105.8	(18)%
Canada	1.9	2.6	(25)%	5.7	7.8	(27)%
North America	33.2	37.5	(11)%	92	113.5	(19)%
EMEA	11.2	10.5	7%	29.9	36.9	(19)%
Asia Pacific	7.6	8.1	(6)%	20.3	21.8	(7)%
Latin America	1.8	2.5	(29)%	4.8	7.3	(34)%
Worldwide Total	53.8	58.5	(8)%	147	179.5	(18)%
Global retail motorcycle sales in the third quarter of 2020 were down 8 percent compared to the prior year reflecting, among other things, the company’s shift in timing of the launch of new model year motorcycles from August each year to early Q1 to better align with seasonality.
Motorcycles and Related Products Segment Results

$ in millions	3rd quarter			9 months
	2020	2019	Change	2020	2019	Change
Motorcycle Shipments (thousands)	43.0	45.8	(6)%	124.3	173.5	(28)%
Total Revenue	$964	$1,069	(10)%	$2,733	$3,699	(26)%
Motorcycles Revenue	$684	$779	(12)%	$2,030	$2,872	(29)%
Parts & Accessories Revenue	$210	$203	3%	$513	$584	(12)%
General Merchandise Revenue	$49	$60	(18)%	$136	$180	(24)%
Gross Margin	29.8%	29.9%	(0.1) pts.	26.1%	30.3%	(4.2) pts.
Operating Income	$47	$47	(0)%	$10	$336	(97)%
Operating Margin	4.8%	4.4%	0.5 pts.	0.4%	9.1%	(8.7) pts.

Revenue from the Motorcycles and Related Products segment was down in Q3 compared to the prior year due to, among other things, the shift in timing of its motorcycle model year change-over from August to early Q1 annually. Gross margin was flat to prior year and operating margin was up during the quarter compared to Q3 2019 primarily due to aggressive cost management in the face of the COVID-19 pandemic and actions taken under The Rewire.
Financial Services Segment Results

$ in millions	3rd quarter			9 months
	2020	2019	Change	2020	2019	Change
Revenue	$202	$204	(1)%	$596	$591	1%
Operating Income	$91	$73	25%	$119	$207	(43)%
Financial Services segment third quarter operating income was up 25 percent due primarily to a decrease in the provision for loan losses driven by lower actual losses at the end of Q3 versus the previous quarter.
Other Results
Cash - Cash and cash equivalents were $3.6 billion at the end of Q3 2020, compared to $862 million at the end of Q3 2019. Harley-Davidson generated $1.1 billion of cash from operating activities year-to-date 2020 compared to $849 million year-to-date 2019.
Tax Rate - Harley-Davidson's year-to-date effective tax rate was 10.8 percent in Q3 2020 compared to 24.6 percent in Q3 2019. The decline in the effective tax rate was primarily due to discrete income tax benefits which reduced the Company’s income tax expense.
Dividend & Share Repurchase - The company paid a cash dividend of $0.02 per share for the third quarter of 2020. The company did not repurchase shares on a discretionary basis during the first three quarters of 2020. During the quarter, there were 154 million weighted-average diluted common shares outstanding and 18 million shares remained on board-approved share repurchase authorizations.
Outlook
Given the uncertainty that remains surrounding the impact and duration of the COVID-19 pandemic, the company is not providing 2020 financial guidance.
Harley-Davidson is developing its 2021-2025 strategic plan, The Hardwire. Building on the foundation and principles of The Rewire, the driver of the new plan will be Harley-Davidson as the most desirable motorcycle brand in the world for its customers, employees, community and investors.
Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Our vision: Building our legend and leading our industry through innovation, evolution and emotion. Our mission: More than building machines, we stand for the timeless pursuit of adventure. Freedom for the soul. Since 1903, Harley-Davidson has defined motorcycle culture with an expanding range of leading-edge, distinctive and customizable motorcycles in addition to riding experiences and exceptional motorcycle accessories, riding gear and apparel. Harley-Davidson Financial Services provides financing, insurance and other programs to help get Harley-Davidson riders on the road. Learn more at www.harley-davidson.com.
Webcast Presentation
Harley-Davidson will discuss financial results, developments in the business, a summary of The Rewire efforts and a first look at The Hardwire on an audio webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CT.

Non-GAAP Disclosure
This press release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to be considered by users as supplemental information to the equivalent GAAP measures, to aid investors in better understanding the company’s financial results. The company believes that these non-GAAP measures provide useful perspective on underlying business results and trends, and a means to assess period-over-period results. These non-GAAP measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP measures may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted.
The non-GAAP measures included in this press release are adjusted net income and adjusted diluted EPS excluding restructuring plan costs and the impact of tariffs. Restructuring plan costs include restructuring expenses as presented in the consolidated statements of income and costs associated with temporary inefficiencies incurred in connection with the manufacturing optimization initiative included in Motorcycles and Related Products cost of goods sold. The impact of tariffs includes incremental European Union and China tariffs imposed beginning in 2018 on the company's products shipped from the U.S., as well as incremental U.S. tariffs imposed beginning in 2018 on certain items imported from China. The impact of tariffs excludes higher metals cost resulting from the U.S. steel and aluminum tariffs. These adjustments are consistent with the approach used for 2018 to determine performance relative to financial objectives under the company’s incentive compensation plans. These non-GAAP measures, as well as a reconciliation of the comparable GAAP measure to these non-GAAP measures, are included later in this press release.
Cautionary Note Regarding Forward-Looking Statements
The company intends that certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," "may," "will," "estimates," "is on-track" or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments, or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: (i) the COVID-19 pandemic, including the length and severity of the pandemic across the globe and the pace of recovery following the pandemic and (ii) the company’s ability to: (A) create and execute its business plans and strategies, including developing The Hardwire, successfully executing its remodeled approach to supply and inventory management, and strengthening its existing business while allowing for desirable growth; (B) accurately analyze, predict and react to changing market conditions and successfully adjust to shifting global consumer needs and interests, including successfully implementing and executing plans to exit international markets where volumes and profitability do not support continued investment, in line with The Rewire actions, and successfully transitioning to a distributor model in seventeen markets; (C) successfully access the capital and/or credit markets on terms that are acceptable to the company and within its expectations; (D) successfully carry out its global manufacturing and assembly operations; (E) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the company to generate desired sales levels and that provide the desired financial returns; (F) perform in a manner that enables the company to benefit from market opportunities while competing against existing and new competitors; (G) prevent, detect, and remediate any issues with its motorcycles or any issues associated with the manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (H) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters; (I) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (J) realize expectations concerning market demand for electric models, which will depend in part on the building of necessary infrastructure; (K) successfully manage and reduce costs throughout the business; (L) balance production volumes for its new motorcycles with consumer demand; (M) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment; (N) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its dealers and distribution methods and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (O) develop and maintain a productive relationship with Zhejiang Qianjiang Motorcycle Co., Ltd. and launch related products in a timely manner; (P) manage and predict the impact that new or adjusted tariffs may have on the company’s ability to sell products internationally, and the cost of raw materials and components; (Q) successfully determine, implement on a timely basis, and maintain a manner in which to sell motorcycles in the European Union, China, and the company’s ASEAN countries that does not subject its motorcycles to incremental tariffs; (R) manage its Thailand corporate and manufacturing operation in a manner that allows the company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (S) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (T) retain and attract talented employees, and eliminate personnel duplication, inefficiencies and complexity throughout the organization; (U) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security; (V) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio; (W) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company's business; (X) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (Y) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (Z) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations; (AA) manage its exposure to product liability claims and commercial or contractual disputes; (BB) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness; and (CC) accurately predict the margins of its Motorcycles and Related Products segment in light of, among other things, tariffs, the cost associated with product development initiatives and the company’s complex global supply chain.
The company’s operations, demand for its products, and its liquidity could be adversely impacted by work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission. Many of these risk factors are impacted by the current changing capital, credit and retail markets and the company's ability to manage through inconsistent economic conditions.
The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, the impact of COVID-19, or other factors. In recent years, HDFS has experienced historically low levels of retail credit losses, but there is no assurance that this will continue. The company believes that HDFS' retail credit losses may increase over time due to changing consumer credit behavior and HDFS' efforts to increase prudently structured loan approvals to sub-prime borrowers, as well as actions that the company has taken and could take that impact motorcycle values. Refer to "Risk Factors" under Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of any subsequently filed Quarterly Report on Form 10-Q, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shannon Burns
shannon.burns@Harley-Davidson.com
414.343.8002
### (HOG-F)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Motorcycles and Related Products revenue	$964,029	$1,068,942	$2,733,091	$3,698,583
Gross profit	287,233	320,064	713,781	1,122,241
Selling, administrative and engineering expense	196,912	265,464	618,912	754,479
Restructuring expense	43,581	7,629	84,586	31,682
Operating income from Motorcycles and Related Products	46,740	46,971	10,283	336,080

Financial Services revenue	201,655	203,577	596,064	590,935
Financial Services expense	110,177	130,704	475,771	383,802
Financial Services restructuring expense	334	—	1,278	—
Operating income from Financial Services	91,144	72,873	119,015	207,133

Operating income	137,884	119,844	129,298	543,213
Other income, net	155	3,160	466	11,857
Investment income	2,672	2,041	3,082	11,970
Interest expense	7,783	7,789	23,307	23,304
Income before income taxes	132,928	117,256	109,539	543,736
Provision for income taxes	12,710	30,693	11,843	133,597
Net income	$120,218	$86,563	$97,696	$410,139

Earnings per share:
Basic	$0.78	$0.55	$0.64	$2.59
Diluted	$0.78	$0.55	$0.64	$2.58

Weighted-average shares:
Basic	153,252	156,239	153,153	158,117
Diluted	153,915	156,944	153,790	158,794

Cash dividends per share:	$0.020	$0.375	$0.420	$1.125

Harley-Davidson, Inc.
Reconciliation of GAAP Amounts to Non-GAAP Amounts
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
Net income excluding restructuring plan costs and the impact of tariffs
Net income (GAAP)	$120,218	$86,563	$97,696	$410,139
Restructuring plan costs	43,915	10,091	85,864	41,715
Impact of incremental tariffs	2,690	21,594	22,397	76,971
Tax effect of adjustments(a)	(5,477)	(8,063)	(19,486)	(29,160)
Adjustments, net of tax	41,128	23,622	88,775	89,526
Adjusted net income (non-GAAP)	$161,346	$110,185	$186,471	$499,665

Diluted EPS excluding restructuring plan costs and the impact of tariffs
Diluted EPS (GAAP)	$0.78	$0.55	$0.64	$2.58
Adjustments net of tax, per share	0.27	0.15	0.58	0.56
Adjusted diluted EPS (non-GAAP)	$1.05	$0.70	$1.22	$3.14
(a)The income tax effect of adjustments has been computed using the company's effective income tax rate

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	September 27, 2020	December 31, 2019	September 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,560,950	$833,868	$862,381
Accounts receivable, net	232,845	259,334	307,616
Finance receivables, net	1,701,478	2,272,522	2,210,001
Inventories, net	322,375	603,571	489,098
Restricted cash	160,155	64,554	79,115
Other current assets	178,931	168,974	140,786
	6,156,734	4,202,823	4,088,997
Finance receivables, net	5,142,014	5,101,844	5,305,579
Other long-term assets	1,233,527	1,223,492	1,181,654
	$12,532,275	$10,528,159	$10,576,230
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$880,384	$876,668	$905,941
Short-term debt	1,227,763	571,995	1,013,137
Current portion of long-term debt, net	2,109,284	1,748,109	1,779,673
	4,217,431	3,196,772	3,698,751
Long-term debt, net	6,171,676	5,124,826	4,607,041
Pension and postretirement healthcare liabilities	126,232	128,651	171,593
Other long-term liabilities	247,038	273,911	262,626

Shareholders’ equity	1,769,898	1,803,999	1,836,219
	$12,532,275	$10,528,159	$10,576,230

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 27, 2020	September 29, 2019
Net cash provided by operating activities	$1,135,068	$848,649

Cash flows from investing activities:
Capital expenditures	(92,295)	(121,161)
Finance receivables, net	(143,093)	(445,708)
Acquisition of business	—	(7,000)
Other investing activities	334	22,395
Net cash used by investing activities	(235,054)	(551,474)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,396,602	546,655
Repayments of medium-term notes	(1,400,000)	(1,350,000)
Proceeds from securitization debt	2,064,450	1,021,353
Repayments of securitization debt	(735,885)	(244,250)
Net increase (decrease) in unsecured commercial paper	509,978	(120,707)
Net increase in credit facilities	150,000	—
Borrowings of asset-backed commercial paper	225,187	177,950
Repayments of asset-backed commercial paper	(236,846)	(240,008)
Deposits	29,992	—
Dividends paid	(65,002)	(179,409)
Repurchase of common stock	(7,895)	(217,454)
Issuance of common stock under employee stock option plans	96	2,180
Net cash provided (used) by financing activities	1,930,677	(603,690)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	6,071	(4,110)
Net increase (decrease) in cash, cash equivalents and restricted cash	$2,836,762	$(310,625)

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$905,366	$1,259,748
Net increase (decrease) in cash, cash equivalents and restricted cash	2,836,762	(310,625)
Cash, cash equivalents and restricted cash, end of period	$3,742,128	$949,123

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$3,560,950	$862,381
Restricted cash	160,155	79,115
Restricted cash included in Other long-term assets	21,023	7,627
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$3,742,128	$949,123

Motorcycles and Related Products Revenue
and Motorcycle Shipment Data
(Revenue in thousands)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 27, 2020	September 29, 2019	September 27, 2020	September 29, 2019
MOTORCYCLES AND RELATED PRODUCTS REVENUE
Motorcycles	$684,344	$779,344	$2,030,447	$2,871,982
Parts & accessories	209,808	203,173	513,201	584,134
General merchandise	49,356	60,334	136,321	180,379
Licensing	8,894	8,611	21,826	27,099
Other	11,627	17,480	31,296	34,989
	$964,029	$1,068,942	$2,733,091	$3,698,583

U.S. MOTORCYCLE SHIPMENTS	25,284	25,572	69,359	101,481

WORLDWIDE MOTORCYCLE SHIPMENTS
Touring	16,505	19,905	47,811	75,871
Cruiser(a)	15,500	16,225	47,505	59,367
Sportster® / Street	10,978	9,707	29,009	38,247
	42,983	45,837	124,325	173,485
(a)Includes Softail®, CVOTM, and LiveWireTM

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
United States	31,304	34,903	86,376	105,756
Canada	1,915	2,560	5,668	7,787
Total North America	33,219	37,463	92,044	113,543

Europe(b)	9,742	9,018	26,014	31,997
EMEA - Other	1,442	1,465	3,864	4,902
Total EMEA	11,184	10,483	29,878	36,899

Asia Pacific(c)	4,444	4,889	12,517	13,219
Asia Pacific - Other	3,187	3,189	7,754	8,603
Total Asia Pacific	7,631	8,078	20,271	21,822

Latin America	1,768	2,498	4,760	7,255
Worldwide retail sales	53,802	58,522	146,953	179,519
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the company does not regularly verify the information that its dealers supply. This information is subject to revision.
(b)Includes Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland and the United Kingdom. Retail sales for Greece and Portugal were reclassified from Europe to EMEA - Other for 2019 to be consistent with the 2020 presentation.
(c)Includes Japan, Australia, New Zealand and South Korea
Motorcycle Registration Data(a)

	Nine months ended
	September 30, 2020	September 30, 2019
United States(b)	201,822	213,876
Europe(c)	349,993	360,320
(a)Data includes on-road models with internal combustion engines with displacements greater than 600cc's and electric motorcycles with kilowatt peak power equivalents greater than 600cc's (601+cc). On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles. Registration data for Harley-Davidson Street® 500 motorcycles is not included in this table.
(b)United States industry data is derived from information provided by Motorcycle Industry Council. This third-party data is subject to revision and update.
(c)Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Italy, Luxembourg, Netherlands, Norway, Spain, Sweden, Switzerland, and the United Kingdom. Industry data is derived from information provided by Management Services Helwig Schmitt GmbH. Prior year registrations have been revised to exclude Greece and Portugal registrations. This third party data is subject to revision and update.